Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
tromenesko@aarcorp.com
www.aarcorp.com

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

WOOD DALE, ILLINOIS (June 29, 2004) – AAR (NYSE: AIR) today reported net sales of $179.2 million and net income of $2.6 million or $0.08 per share for the fourth quarter ended May 31, 2004.  During the fourth quarter, the Company experienced year-over-year sales growth in each of its four segments, including a 75% increase in its Manufacturing segment, reflecting higher sales of the Company’s products supporting governments and their contractors and increased demand for its cargo handling systems.  For the fourth quarter of the previous fiscal year the Company reported net sales of $145.1 million and a net loss of $7.5 million, or $0.24 per share.

For the fiscal year ended May 31, 2004, the Company reported net sales of $652.0 million and net income of $3.5 million, or $0.11 per share, compared to net sales of $606.3 million and a net loss of $12.4 million, or $0.39 per share, for the prior fiscal year.  “We are very pleased to report strong year-over-year sales growth for both the fourth quarter and fiscal year 2004, as well as a return to profitability,” said AAR President and CEO David P. Storch.  ”The Company achieved sequential sales and earnings improvements for each quarter of fiscal 2004.  During the year we also significantly improved our liquidity position using cash flow generated from operations and proceeds from our convertible note offering.  AAR performed well during the year, and we enter the new fiscal year with momentum from the best sales and earnings quarter since September 11, 2001 and one of the Company’s highest order backlogs.”

Sales in the fourth quarter for the Inventory and Logistic Services segment increased by 11% versus the prior year period, driven primarily by the Company’s customers’ need to replenish their parts inventories in light of the improvement in the commercial aviation market.  Fourth quarter sales for the Maintenance, Repair and Overhaul (MRO) segment were 12% higher as the Company achieved higher sales of its airframe maintenance and component repair services.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

During the fourth quarter, the Company generated $13.2 million of cash from operations.  For the fiscal year, cash flow from operations was $41.4 million excluding the repurchase of $26.8 million of accounts receivable which had been previously sold under the Company’s accounts receivable securitization program.  Working capital turnover for the fourth quarter increased to 2.9x from 2.4x in the prior year.

On June 17, 2004, the Company announced that it had entered into an agreement to lease the state-of-the-art Indianapolis Maintenance Center located at the Indianapolis International Airport. The new facility will significantly expand AAR’s aircraft maintenance and repair capacity and capabilities to meet increasing demand for outsourced, high-quality aircraft maintenance services.

Storch added, “We continue to see positive signs that the airline industry is improving.  Certain of the leading industry indicators that we follow closely such as available seat miles, revenue passenger miles and passenger load factors have shown year-over-year improvement every month during 2004.  Further, we anticipate a fundamental shift in the way our airline customers manage their businesses, including intensified focus on cost control and increased use of third-party maintenance providers like AAR. Our ambitious move to lease hangar space to perform aircraft maintenance at the Indianapolis Maintenance Center positions the Company to meet the growing demand for these services.”

Significant Events in Fiscal 2004

During the past fiscal year the Company:

Commercial Aviation Market

•                  Signed a five-year contract with Alaska Airlines to be the exclusive provider of heavy maintenance on its MD-80 fleet;

•                  Signed a contract with Mesa Air Group to provide airframe maintenance on its fleet of CRJ aircraft;

•                  Signed a contract with Avio Propulsione Aerospaziale to provide supply chain management services for the JT8D-200 series engine program;

•                  Signed a contract with Atlantic Southeast Airlines, a wholly-owned subsidiary of Delta Airlines, to perform landing gear maintenance for its fleet of Bombardier CRJ aircraft;

•                  Signed a contract with Goodrich Cargo Systems to provide five mechanical cargo handling systems for Lufthansa MD-11 aircraft;

•                  Signed a contract with Connexion by Boeing to perform warranty work on equipment used to provide in-flight internet, data and entertainment connectivity;

•                  Was selected by Boeing to provide cargo systems for passenger-to-freighter modifications on Alitalia MD-11 Combi aircraft;

Government Services Market

•                  Signed a one-year contract with four one-year renewal options with Stewart & Stevenson to supply shelters for the U.S. Army;

•                  Was selected to design and develop cargo handling systems for the C-X aircraft, Japan’s next generation military transport aircraft slated to replace the C-1;

•                  Signed a four-year contract with Lockheed Martin to provide 18 cargo handling systems designed exclusively for the C-130J aircraft;

Other

•                  Issued $75 million principal amount of 2.875% convertible senior unsecured notes due February 1, 2024 with a 30% conversion premium;

•                  Received the Diamond Certificate of Excellence, the highest of five award levels, in the FAA’s maintenance awards program for its Oklahoma City, OK, Livonia, MI and Wood Dale, IL locations.

AAR (NYSE: AIR) is a leading provider of aftermarket support to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs, encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 AM (CDT) on June 29, 2004. The conference call can be accessed via dial-in (1-719-457-2641; conference 779599). A replay of the call will be available (1-719-457-0820; conference code 779599) until 12 AM on July 5, 2004.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2003 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR and Subsidiaries

Comparative Statement of Operations

(In thousands except per share data)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2004	2003*	2004	2003*

Sales	$179,174	$145,129	$651,958	$606,337
Cost of sales	151,286	133,291	551,251	529,279
Gross profit	27,888	11,838	100,707	77,058
Gross profit margin	15.6%	8.2%	15.4%	12.7%
SG&A and other	22,007	19,605	81,929	78,845
Operating profit (loss)	5,881	(7,767)	18,778	(1,787)
Interest expense	4,425	4,986	18,819	19,539
Interest income	548	787	1,748	1,836
Pretax income (loss)	2,004	(11,966)	1,707	(19,490)
Benefit from income taxes	(568)	(4,447)	(1,797)	(7,080)
Net income (loss)	2,572	(7,519)	3,504	(12,410)
Earnings (loss) per share-Basic	$0.08	($0.24)	$0.11	($0.39)
Earnings (loss) per share-Diluted	$0.08	($0.24)	$0.11	($0.39)
Average shares outstanding-Basic	32,245	31,850	32,111	31,852
Average shares outstanding-Diluted	32,639	31,850	32,392	31,852

* Fiscal year 2003 fourth quarter results included a $3.4M after-tax impairment charge related to a reduction in the carrying value of certain engines and parts and $0.4 million in after-tax severance costs relating to the European MRO operations.

Balance Sheet Highlights

(In thousands except per share data)	May 31, 2004	May 31, 2003
Cash and cash equivalents	$41,010	$29,154
Current assets	432,770	396,412
Current maturities of recourse long-term debt	2,656	59,729
Current maturities of non-recourse LTD**	736	32,527
Current liabilities (excluding current maturities)	125,533	111,319
Net property, plant and equipment	81,866	94,029
Total assets	709,857	686,621
Recourse long-term debt	217,434	164,658
Total recourse debt	220,090	224,387
Non-recourse long-term debt**	31,232	—
Stockholders’ equity	301,684	294,988
Book value per share	$9.36	$9.26
Shares outstanding	32,245	31,850

** The Company’s non-recourse debt associated with an aircraft was refinanced in January of 2004 with the maturity date extended to July of 2005.  Accordingly, a portion of the non-recourse debt has been classified as long-term.

Sales By Business Segment

(In thousands)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2004	2003	2004	2003

Inventory & Logistic Services	$61,816	$55,880	$253,958	$246,031
Maintenance, Repair & Overhaul	60,159	53,856	216,483	205,666
Manufacturing	50,098	28,638	151,310	119,871
Aircraft & Engine Sales & Leasing	7,101	6,755	30,207	34,769
	$179,174	$145,129	$651,958	$606,337

Note:

Pursuant to SEC Regulation G, the Company has included the following reconciliation of operating cash flow reported on the basis of Generally Accepted Accounting Principles (“GAAP”) to operating cash flow reported on a non-GAAP basis.  During fiscal year 2004, the Company repurchased $26.8 million of accounts receivable previously sold and is required to record the accounts receivable on its balance sheet.  The Company believes that the reported non-GAAP operating cash flow is more representative of the Company’s operating cash flows as it excludes the repurchase of those accounts receivable.

(In thousands)	Twelve Months Ended May 31, 2004
GAAP operating cash flow	$14,572
Add back: accounts receivable repurchased	26,800
Adjusted operating cash flow	$41,372